Exhibit (b)

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

North Haven Private Income Fund LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation (1)	Fee rate (2)	Amount of Filing Fee
Fees to Be Paid	$34,050,007.25	0.00927%	$3,156.44
Fees Previously Paid			$0
Total Transaction Valuation	$34,050,007.25
Total Fees Due for Filing			$3,156.44
Total Fees Previously Paid			$0.00
Total Fee Offsets			$0.00
Net Fee Due			$3,156.44

(1) Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 1,724,051 Class S Units of North Haven Private Income Fund LLC at a price equal to $19.75 per unit, which represents the Company’s net asset value as of March 31, 2022.

(2) The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2022, equals 0.00927% of the value of the transaction.